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                                                                     EXHIBIT 4.2


                                  U.S. BANCORP

                        FORM OF INDEMNIFICATION AGREEMENT


               INDEMNIFICATION AGREEMENT, dated as of December 30, 1998, among U.S. Bancorp (the "Company"), and the prospective holders of shares of Common Stock of the Company named on the signature pages hereof (the "Owners").

                                 R E C I T A L S

               WHEREAS, the parties hereto have entered into that certain Agreement and Plan of Merger, dated September 3, 1998 (the "Merger Agreement"), providing for, among other things, the transfer to the Owners of a number of shares of the Company's Common Stock equal in the aggregate to the Merger Consideration (as defined in Section 3.01 of the Merger Agreement);

               WHEREAS, in connection with the Merger (as defined in Section
2.01 of the Merger Agreement) the Company will prepare and file a registration statement in compliance with the Act with respect to the shares of the Company's Common Stock to be received as Merger Consideration; and

               NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, and in order to induce the Owners to enter into the Merger Agreement, the parties hereto agree as follows:

      1. Certain Definitions. As used in this Indemnification Agreement, the following terms shall have the following respective meanings:

               1.1 The term "Act" means the Securities Act of 1933, as amended.

               1.2 The term "Common Stock" means the common stock, par value $1.25 per share, of the Company or any securities into which such shares shall have been changed or any securities resulting from any reclassification or recapitalization of such shares.

               1.3 The term "Holder" means any person owning or having the right to acquire Registrable Securities and any other parties specified in Section 4.3.

               1.4 The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

               1.5 The term "Registrable Securities" means (i) Common Stock issuable or issued as Merger Consideration in accordance with the Merger Agreement, and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the Shares (or the shares of Common Stock issued on conversion thereof), excluding in all cases, however, any Shares sold or transferred by a Holder in a transaction in which such Holder's rights under this Indemnification Agreement are not assigned in accordance with the terms hereof.

               1.6 The term "SEC" shall mean the Securities and Exchange Commission.

               1.7 The term "Shares" shall mean the shares of the Company's Common Stock received by the Owners as Merger Consideration.




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      2. Indemnification. In the event any Registrable Securities are included in a registration statement filed by the Company as contemplated by the Merger
Agreement:

               2.1 Indemnification by the Company. To the fullest extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof, whether commenced or threatened) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (a) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including all documents incorporated therein by reference, any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (b) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law, and the Company will pay to each such Holder, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability, or action, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon an untrue statement which occurs in reliance upon and in conformity with written information furnished by any such Holder, underwriter or controlling person to the Company expressly for use in connection with such registration.

               2.2 Indemnification by the Holders. To the extent permitted by law, each Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, severally but not jointly, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof, whether commenced or threatened) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration and each such Holder will pay to any person intended to be indemnified pursuant to this Section 2.2, any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating, defending or settling any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further that in no event shall any indemnity by any Holder under this Section 2.2 exceed the gross proceeds from the offering received by such Holder.

               2.3 Indemnification Procedure. Promptly after receipt by any indemnified party under this Section 2 of notice of the commencement of any action (including any governmental action) involving a claim referred to in
Section 2.1 or Section 2.2, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with one counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel



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retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 2 except to the extent (and only to the extent) the failure to deliver notice is materially prejudicial to its ability to defend such action. Any omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2. The indemnifying party will not, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not such indemnified party or any person who controls such indemnified party is a party to such claim, action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of each such indemnified party from all liability arising out of such claim, action, suit or proceeding. Notwithstanding anything to the contrary set forth herein, and without limiting any of the rights set forth above, in any event any party will have the right to retain, at its own expense, counsel with respect to the defense of a claim.

               2.4 Contribution. If the indemnification provided for in this
Section 2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, action, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, action or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, action or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to the Section 2.4 were to be determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this Section 2.4.

               2.5 Survival. The obligations of the Company and Holders under this Section 2 shall survive the completion of any offering of Registrable Securities in a registration statement.

      3. Restrictions on Offers and Sales. Each Holder agrees to give, at any time during the periods (i) from January 17, 1999, until the earnings release on or about January 21, 1999 (the "Earnings Release Date"), and (ii) after the two week period following the Earnings Release Date, written notice to the Company not less than five (5) business days prior to its intention to sell Common Stock pursuant to the registration statement and the applicable prospectus. Each Holder agrees that, upon receipt of notice from the Company, such Holder will not dispose of the Common Stock or deliver the prospectus related thereto until such Holder receives copies of a supplemented or amended prospectus provided by the Company, or until such Holder is advised in writing by the Company that the use of the prospectus may be resumed, and has received from the Company copies of any additional supplemental filings which are incorporated by reference in the prospectus. If so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies, then in such Holder's possession, of the prospectus covering such Common Stock current at the time of receipt of such notice. If the Company does not respond to a Holder's notice within the five-day period specified above, the Holder shall be permitted to sell such Common Stock commencing on the fifth business day.



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      4. Miscellaneous.

               4.1 Governing Law. This Indemnification Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

               4.2 Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement will be effective against the Company or any Holder, unless such modification, amendment or waiver is approved in writing by the Company and Holders owning 66 2/3% of the Registrable Securities; except that any modification, amendment or waiver to this Agreement which materially, adversely and disproportionately affects less than all of the Holders shall require the consent of each such Holder so affected in order to be effective with respect to such Holder. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

               4.3 Successors and Heirs. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and heirs of the parties hereto, as well as their executors, administrators, guardians, conservators, trustees or receivers in bankruptcy.

               4.4 Notices. All notices requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

               If to the Company, to:

               U.S. Bancorp
               601 Second Avenue South
               Minneapolis, Minnesota 55402
               Attention:  Lee R. Mitau, Esq.
               Facsimile:  (612) 973-4333

               With a copy to:

               Mitchell S. Eitel, Esq.
               Sullivan & Cromwell
               125 Broad Street
               New York, New York 10004
               Facsimile:  (212) 558-3588

               If to a Holder, to:

               His or her address as listed in the stock records of the Company


               4.5 Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.



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               IN WITNESS WHEREOF, the parties have executed this
Indemnification Agreement as of the date first above written.





                                    Name:






                                    U.S. BANCORP


                                    By:
                                       ----------------------------------
                                           Name:
                                           Title: